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                                                                   EXHIBIT 10.21


                  SUMMARY OF 2005 EXECUTIVE INCENTIVE PROGRAM

The 2005 Executive Committee Incentive Program covers the Company's Chief Executive Officer and his executive officer direct reports. Under the program, bonuses granted to executive officers are determined by the Compensation Committee based upon both qualitative and quantitative factors. The aggregate amount of the pool that will become available for bonuses is determined based on the Company's performance with respect to certain 2005 adjusted operating income targets. Once the aggregate pool, if any, is determined, each executive officer is eligible for a bonus based on a percentage of base salary that the Compensation Committee has individually set for that executive officer. These target bonus percentages range from 40% to 75% of base salary. The actual bonus paid is then determined based on both achievement of financial goals and on the executive officer's performance as measured against his or her objectives for the year. Bonus awards may range from zero to 300% of the executive's target bonus percentage.